Filed Pursuant to Rule 424(b)(5)

Registration File No. 333-237934

PROSPECTUS SUPPLEMENT

(To Prospectus, dated May 12, 2020)

Navios Maritime Partners L.P.

Common Units Representing Limited Partnership Interests Having an

Aggregate Offering Price of up to $75,000,000

This prospectus supplement and the accompanying prospectus relate to the offer and sale from time to time of our common units, which represent limited partnership interests in us, having an aggregate offering price of up to $75,000,000, through the sales agent named in this prospectus supplement. We are a Marshall Islands limited partnership formed by Navios Maritime Holdings Inc. Although we are a partnership, we have elected to be taxed as a corporation solely for U.S. federal income tax purposes.

Sales of our common units, if any, will be made from time to time, by means of ordinary broker’s transactions on the New York Stock Exchange, or otherwise at market prices, in block transactions, or as otherwise agreed with the sales agent. All offers and sales of our common units will be made pursuant to a continuous offering program sales agreement, between us and the sales agent, which has been filed with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K. In accordance with the terms of the continuous offering program sales agreement, we may offer and sell our common units having an aggregate gross sales price of up to $75,000,000. The compensation of the sales agent for sales of our common units will be at a fixed commission of 2.5% of the gross sales price of the common units sold through the sales agent under the continuous offering program sales agreement.

Under the terms of the continuous offering program sales agreement, we also may sell common units to the sales agent as principal for its own account, at a price agreed upon at the time of the sale. If we sell common units to the sales agent as principal, we will enter into a separate terms agreement with the sales agent, and we will describe that agreement in a separate prospectus supplement or pricing supplement.

The sales agent is not required to sell any specific number or dollar amount of our common units, but will use its commercially reasonable efforts, as our sales agent and subject to the terms of the continuous offering program sales agreement, to sell the common units offered, as instructed by us.

The net proceeds we receive from any sales under this prospectus supplement will be the gross proceeds from such sales less the commissions and any other costs we may incur in offering the common units. See “Use of Proceeds” and “Plan of Distribution” for additional information.

Our common units are listed on the New York Stock Exchange under the symbol “NMM.” The reported sale price of our common units on the New York Stock Exchange on April 7, 2021 was $27.10 per common unit.

Investing in our common units involves a high degree of risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement and page 5 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Sales Agent

S. Goldman Capital LLC

The date of this prospectus supplement is April 9, 2021

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units representing limited partnership interests and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information and disclosure about the securities we may offer from time to time, some of which may not apply to this offering of common units. Generally, when we refer to the “prospectus,” we are referring to both parts combined.

If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us and the common units being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus before investing in our common units.

You should rely only on the information contained in or incorporated by reference into this prospectus or any “free writing prospectus” we may authorize to be delivered to you. We have not, and the sales agent has not, authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference into this prospectus and any such “free writing prospectus.” If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the SEC that is incorporated by reference herein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form F-3, including its exhibits, of which this prospectus supplement and the accompanying prospectus form a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

We are offering to sell the common units, and are seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common units in certain jurisdictions may be restricted by applicable law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common units and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to United States dollars, and financial information presented in this prospectus is derived from financial statements that are incorporated by reference and were prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP. We have a fiscal year end of December 31.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the securities being offered by this prospectus supplement. This prospectus supplement does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus supplement, we refer you to the registration statement and its exhibits. Statements contained in this prospectus supplement as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. The SEC maintains an internet website that contains reports, proxy statements, and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The information contained in, or that can be accessed through, the SEC’s website is not incorporated by reference in, and is not part of, this prospectus supplement, the accompanying prospectus or any other prospectus supplement.

We are subject to the information requirements of the Exchange Act, and, in accordance therewith, are required to file with the SEC Annual Reports on Form 20-F and provide to the SEC other material information on Form 6-K. These reports and other information may be obtained from the SEC’s website as provided above. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our directors and principal unitholders and the executive officers of our general partner are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently, or as promptly, as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we furnish or make available to our unitholders annual reports containing our audited consolidated financial statements prepared in accordance with U.S. GAAP and make available to our unitholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

We make our periodic reports as well as other information filed with or furnished to the SEC available, free of charge, through our website, at www.navios-mlp.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus supplement.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed on March 31, 2021;

•	our reports on Form 6-K, filed on January 4, 2021, March 24, 2021 and April 1, 2021;

•

all of our subsequent reports on Form 6-K furnished to the SEC prior to the termination of this offering only to the extent that we expressly state in such reports that they are being incorporated by reference into the registration statement of which this prospectus is a part; and

•

the description of our common units contained in Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed on March 31, 2021, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC’s website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our internet website at www.navios-mlp.com or by writing or calling us at the following address:

Navios Maritime Partners L.P.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo MC 98000 Monaco

Attn: Corporate Secretary

(011) + (377) 9798-2140

You should rely only on the information incorporated by reference in or provided in this prospectus supplement. We have not, and the sales agent has not, authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference in or provided in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document. The information contained in our website is not incorporated by reference in this prospectus supplement and should not be considered as part of this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus supplement that are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate as described in this prospectus supplement. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	our ability to make cash distributions on our common units;

•	our future financial condition or results of operations and our future revenues and expenses;

•	future levels of operating surplus and levels of distributions, as well as our future cash distribution policy;

•	our current and future business and growth strategies and other plans and objectives for future operations;

•

our ability to take delivery of, integrate into our fleet, and employ additional vessels, whether secondhand, as the fleet acquired in the Navios Maritime Containers L.P. (“Navios Containers”) merger, or any newbuildings we may order in the future;

•	future charter hire rates and vessel values;

•	the repayment of debt;

•	our ability to access debt and equity markets;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	future supply of, and demand for, dry cargo commodities;

•	increases in interest rates;

•	our ability to maintain long-term relationships with major commodity traders, operators and liner companies;

•	our ability to leverage the scale, experience, reputation and relationships of Navios Maritime Holdings Inc. (“Navios Holdings”) and our manager Navios Shipmanagement Inc. (the “Manager”);

•	our continued ability to enter into long-term, fixed-rate time charters;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charters;

•	timely purchases and deliveries of newbuilding vessels;

•	future purchase prices of newbuildings and secondhand vessels;

•	our ability to compete successfully for future chartering and newbuilding opportunities;

•	our future financial condition or results of operations and our future revenues and expenses, including revenues from any profit sharing arrangements, and required levels of reserves;

•	potential liability and costs due to environmental, safety and other incidents involving our vessels;

•	our track record, and past and future performance, in safety, environmental and regulatory matters;

•

our anticipated incremental general and administrative expenses as a publicly traded limited partnership and our expenses under the management agreement, as amended (the “Management Agreement”) and the administrative services agreement (the “Administrative Services Agreement”) with the Manager and for reimbursements for fees and costs of our general partner;

•	estimated future maintenance and replacement capital expenditures;

•	future sales of common units in the public market;

•	a lack of sufficient cash to pay the quarterly distribution on our common units;

•	the cyclical nature of the international dry cargo and container shipping industry;

•	fluctuations in charter rates for dry cargo carriers and containerships;

•	the number of newbuildings currently under construction;

•	changes in the market values of our vessels and the vessels for which we have purchase options;

•	an inability to expand relationships with existing customers and obtain new customers;

•	the loss of any customer or charter or vessel;

•	the aging of our fleet and resultant increases in operations costs;

•	damage to our vessels;

•	global economic outlook and growth and changes in general economic and business conditions, including the global impact of the COVID-19 pandemic and efforts throughout the world to contain its spread;

•	general domestic and international political conditions, including wars, pandemics, terrorism and piracy;

•	public health threats, such as COVID-19, influenza and other highly contagious diseases or viruses;

•	increases in costs and expenses, including but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements and our ability to obtain insurance and required certifications;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

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the changes to the regulatory requirements applicable to the shipping industry, including, without limitation, stricter requirements adopted by international organizations, such as the International Maritime Organization (the “IMO”) and the European Union (sometimes referred to as “EU”), or by individual countries or charterers and actions taken by regulatory authorities and governing such areas as safety and environmental compliance;

•	the anticipated taxation of our partnership and our unitholders;

•	expected demand in the dry cargo shipping sector in general and the demand for our Panamax, Capesize, Ultra-Handymax and Container vessels in particular;

•	our ability to retain key executive officers;

•	customers’ increasing emphasis on environmental and safety concerns;

•	changes in the availability and costs of funding due to conditions in the bank market, capital markets and other factors; and

•	other factors detailed from time to time in our periodic reports filed with the SEC.

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those set forth under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein.

The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

We urge you to carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including our financial statements and the related notes. As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2020, which is incorporated by reference herein. Unless otherwise indicated, all data regarding our fleet and the terms of our charters in this prospectus supplement is as of April 6, 2021.

References in this prospectus supplement to “Navios Maritime Partners L.P.,” “the Company,” “we,” “our,” “us” or similar terms refer to Navios Maritime Partners L.P. and its subsidiaries. References in this prospectus to “Navios Holdings” refer, depending on the context, to Navios Holdings and its subsidiaries; provided, however, it shall not include Navios Maritime Partners L.P. to the extent it may otherwise be deemed a subsidiary. Navios ShipManagement Inc. (an affiliate of our general partner) manages the commercial and technical operation of our fleet pursuant to a management agreement, as amended, and provides administrative services to us pursuant to an administrative services agreement.

Overview

Navios Partners is an international owner and operator of dry cargo vessels, formed on August 7, 2007 under the laws of the Republic of the Marshall Islands by Navios Holdings, a global seaborne shipping and logistics company. Navios GP L.L.C., a wholly owned subsidiary of Navios Holdings, was also formed on that date to act as the general partner of Navios Partners. Currently, our general partner is Olympos Maritime Ltd. (the “General Partner”) and holds an approximate 2.0% general partner interest in Navios Partners.

As of April 7, 2021, there were approximately 20.5 million outstanding common units and approximately 0.4 million general partnership units. Navios Holdings currently owns an approximately 12.5% common unit interest in Navios Partners and the General Partner currently owns an approximately 2.0% general partner interest in Navios Partners.

Navios Containers Merger

On March 31, 2021, Navios Partners completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 31, 2020, by and among Navios Partners, its direct wholly-owned subsidiary NMM Merger Sub LLC (“Merger Sub”), Navios Containers and Navios Maritime Containers GP LLC, Navios Containers’ general partner. Pursuant to the Merger Agreement, Merger Sub merged with and into Navios Containers, with Navios Containers continuing as the surviving partnership. As a result of the Merger, Navios Containers became a wholly-owned subsidiary of Navios Partners. Pursuant to the terms of the Merger Agreement, each outstanding common unit of Navios Containers that was held by a unitholder other than Navios Partners, Navios Containers and their respective subsidiaries was converted into the right to receive 0.39 of a common unit of Navios Partners. As a result of the Merger, it is expected approximately 8,232,789 common units of Navios Partners will be issued as of March 31, 2021, to former public unitholders of Navios Containers.

Fleet

Following the merger with Navios Containers, Navios Partners’ fleet consists of 27 Panamax vessels, 19 Capesize vessels, four Ultra Handymax vessels and 36 containerships, including two Panamax bareboat charter-in vessels which are expected to be delivered by the first half of 2021; three Capesize bareboat charter-in vessels which are expected to be delivered by the second half of 2022; one Panamax vessel expected to be delivered by the second half of 2022; and one Capesize bareboat charter-in vessel which is expected to be delivered by the first half of 2023.

We generate revenues by charging our customers for the use of our vessels to transport their dry cargo commodities. In general, the vessels in our fleet are chartered-out under time charters, which range in length from one to twelve years at inception. From time to time, we operate vessels in the spot market until the vessels have been chartered under long-term charters.

Navios Partners currently owns and operates a fleet comprised of 50 dry bulk vessels and 36 containerships. The following table provides summary information about Navios Partners’ fleet as of April 6, 2021:

Owned Drybulk Vessels	Type	Built	Capacity (DWT)	Charter-Out Rate(1)	Index(2)	Expiration Date(3)
Navios La Paix	Ultra-Handymax	2014	61,485	—	111% average BSI 58 10TC	February 2022
Navios Christine B	Ultra-Handymax	2009	58,058	$9,548	No	January 2022
Navios Amaryllis	Ultra-Handymax	2008	58,735	$8,835	No	August 2021
Serenitas N	Ultra-Handymax	2011	56,644	$11,020	No	April 2021
Navios Hyperion	Panamax	2004	75,707	$10,106	No	July 2021
				—	100% average BPI 4TC	October 2021
Navios Alegria	Panamax	2004	76,466	—	99.5% average BPI 4TC	April 2022
Navios Orbiter	Panamax	2004	76,602	$13,379	No	June 2021
				—	100% average BPI 4TC	February 2022
Navios Helios	Panamax	2005	77,075	$12,031	No	June 2021
				—	100% average BPI 4TC	October 2021
Navios Sun	Panamax	2005	76,619	$13,475	No	June 2021
				—	100% average BPI 4TC	February 2022
Navios Hope	Panamax	2005	75,397	$9,625	No	January 2022
				—	100% average BPI 4TC	February 2022
Navios Sagittarius(6)	Panamax	2006	75,756	$10,783	No	November 2021
Navios Harmony	Panamax	2006	82,790	$8,740	No	April 2021
Navios Prosperity I	Panamax	2007	75,527	$10,213	No	April 2021
Navios Libertas	Panamax	2007	75,511	$8,550	No	April 2021
Navios Altair I	Panamax	2006	74,475	$23,513	No	April 2021
Navios Symmetry	Panamax	2006	74,381	$11,804	No	January 2022
Navios Apollon I	Panamax	2005	87,052	—	109% average BPI 4TC	February 2022
Navios Sphera	Panamax	2016	84,872	—	120% average BPI 4TC	May 2022
Navios Camelia	Panamax	2009	75,162	$9,975	No	August 2021
Navios Anthos	Panamax	2004	75,798	$9,595	No	January 2022
Navios Azalea	Panamax	2005	74,759	$11,400	No	May 2021
Copernicus N	Panamax	2010	93,062	—	95.75% average BPI 4TC	April 2021
Unity N	Panamax	2011	79,642	—	95.5% average BPI 4TC	April 2021
Odysseus N	Panamax	2011	79,642	—	95.5% average BPI 4TC	June 2021
Navios Victory	Panamax	2014	77,095	—	112% average BPI 4TC	April 2021
				$12,513	No	April 2022
Navios Avior	Panamax	2012	81,355	$14,131	No	February 2022
Navios Centaurus	Panamax	2012	81,472	$9,310	No	April 2021
Navios Beaufiks(7)	Capesize	2004	180,310	Spot	—	—
Navios Symphony	Capesize	2010	178,132	—	100.5% average BCI 5TC	October 2021
Navios Fantastiks(8)	Capesize	2005	180,265	$21,650	No	March 2023
Navios Aurora II	Capesize	2009	169,031	—	95.25% average BCI 5TC	April 2022
Navios Pollux	Capesize	2009	180,727	—	100% of pool earnings	June 2021
Navios Sol(9)	Capesize	2009	180,274	—	110% average BCI 5TC	March 2022
Navios Fulvia	Capesize	2010	179,263	—	100% average BCI 5TC	June 2021
Navios Buena Ventura	Capesize	2010	179,259	Freight Voyage/ TCE Estimate $18,000	No	April 2021

				—	100.5% average BCI 5TC	September 2021
Navios Melodia	Capesize	2010	179,132	$29,356	Profit sharing 50% above $37,500/day based on Baltic Exchange Capesize TC Average	September 2022
Navios Luz	Capesize	2010	179,144	—	101% average BCI 5TC	March 2022
Navios Ace(10)	Capesize	2011	179,016	Freight Voyage/ TCE Estimate $21,400	No	April 2021
Navios Aster	Capesize	2010	179,314	—	105% average BCI 5TC	June 2021
Navios Joy	Capesize	2013	181,389	—	113% average BCI 5TC	May 2021
Navios Gem	Capesize	2014	181,336	$17,623	No	February 2022
Navios Mars	Capesize	2016	181,259	$22,610	No	February 2022

Owned Vessels to be delivered	Type	Delivery Date	Capacity (DWT)	Charter-Out Rate(1)	Index(2)	Expiration Date(3)
TBN6(11)	Panamax	2022	81,000	—	—	—

Bareboat Chartered-in vessel	Type	Built	Capacity (DWT)	Charter-Out Rate(1)	Index(2)	Expiration Date(3)
Navios Libra	Panamax	2019	82,011	$23,070	No	June 2021
				—	125% average BPI 4TC	September 2021

Bareboat Chartered-in vessels to be delivered	Type	Delivery Date	Capacity (DWT)	Charter-Out Rate(1)	Index(2)	Expiration Date(3)
Navios TBN1(4)	Panamax	2021	81,000	—	110% average BPI 82	May 2024
Navios TBN2(4)	Panamax	2021	81,000	—	110% average BPI 82	June 2024
Navios TBN3(11)	Capesize	2022	180,000	—	—	—
Navios TBN4(11)	Capesize	2022	180,000	—	—	—
Navios TBN5(11)	Capesize	2022	180,000	—	—	—
Navios TBN7(16)	Capesize	2023	180,000	—	—	—

Owned Containerships	Type	Built	TEU	Charter-Out Rate(1)	Index(2)	Expiration Date(3)
Protostar N	Containership	2007	2,741	$17,775	No	July 2022
Harmony N	Containership	2006	2,824	$8,181	No	July 2021
Navios Summer(12)	Containership	2006	3,450	$16,960	No	May 2022
Navios Verano(12)	Containership	2006	3,450	$9,036	No	May 2021
				$22,713	No	May 2023
Navios Spring(12)	Containership	2007	3,450	$7,961	No	July 2021
Navios Vermilion(12)	Containership	2007	4,250	$21,330	No	December 2021
Navios Indigo(12)	Containership	2007	4,250	$22,713	No	February 2022
Navios Amaranth(12)	Containership	2007	4,250	$18,121	No	December 2021
Navios Amarillo(12)	Containership	2007	4,250	$20,845	No	November 2022
Navios Verde(12)	Containership	2007	4,250	$20,845	No	June 2023
Navios Azure(12)	Containership	2007	4,250	$22,678	No	September 2022
Navios Domino(12)	Containership	2008	4,250	$24,934	No	June 2023
Navios Dedication(12)	Containership	2008	4,250	$8,010	No	June 2021
Navios Delight(12)	Containership	2008	4,250	$9,023	No	May 2021
Navios Destiny(12)	Containership	2009	4,250	$18,022	No	November 2021
Navios Devotion(12)	Containership	2009	4,250	$23,700	No	February 2022
Navios Lapis	Containership	2009	4,250	$31,353	No	May 2023
Navios Tempo	Containership	2009	4,250	$13,000	No	April 2021
				—	Index(15)	November 2021

Navios Dorado	Containership	2010	4,250	$21,676	No	April 2023
Navios Felicitas	Containership	2010	4,360	$18,121	No	December 2021
Bahamas	Containership	2010	4,360	$22,219	No	November 2022
Bermuda	Containership	2010	4,360	$11,580	No	March 2022
Navios Miami	Containership	2009	4,563	$18,022	No	November 2021
Navios Magnolia	Containership	2008	4,730	$18,022	No	November 2021
Navios Jasmine	Containership	2008	4,730	$21,825	No	December 2022
APL Denver	Containership	2008	4,730	$30,083	No	July 2023
Navios Nerine	Containership	2008	4,730	$24,125	No	July 2021
Hyundai Hongkong(5)	Containership	2006	6,800	$30,119	No	December 2023
				$21,083	No	December 2028
Hyundai Singapore(5)	Containership	2006	6,800	$30,119	No	December 2023
				$21,083	No	December 2028
Hyundai Tokyo(5)	Containership	2006	6,800	$30,119	No	December 2023
				$21,083	No	December 2028
Hyundai Shanghai(5)	Containership	2006	6,800	$30,119	No	December 2023
				$21,083	No	December 2028
Hyundai Busan(5)	Containership	2006	6,800	$30,119	No	December 2023
				$21,083	No	December 2028
Navios Utmost(13)	Containership	2006	8,204	$21,656	No	September 2022
Navios Unite(13)	Containership	2006	8,204	$23,160	No	May 2021
				$27,840	No	January 2024
Navios Unison(14)	Containership	2010	10,000	$25,301	No	May 2021
				$26,276	No	May 2026
Navios Constellation(14)	Containership	2011	10,000	$26,276	No	May 2026

(1)	Daily charter-out rate per day, net of commissions.
(2)	Index rates exclude commissions.
(3)

Charter expiration dates shown reflect expected redelivery basis midpoint or the Company’s best estimate of full redelivery period in the charter agreement, unless otherwise noted and including Navios Partners’ extension options, not declared yet.

(4)	Expected to be delivered in second half of 2021.
(5)	Upon acquisition, the vessels are fixed on ten/twelve year charters with Navios Partners’ option to terminate after year seven.
(6)	The vessel is subject to a sale and leaseback transaction for a period of up to three years, at which time we have an obligation to purchase the vessel.
(7)	The vessel is subject to a sale and leaseback transaction for a period of up to five years, at which time we have an obligation to purchase the vessel.
(8)	The vessel is subject to a sale and leaseback transaction for a period of up to six years, at which time we have an obligation to purchase the vessel.
(9)	The vessel is subject to a sale and leaseback transaction for a period of up to ten years, at which time we have an obligation to purchase the vessel.
(10)	The vessel is subject to a sale and leaseback transaction for a period of up to 11 years, at which time we have an obligation to purchase the vessel.
(11)	Expected to be delivered by the second half of 2022.
(12)	The vessel is subject to a sale and leaseback transaction with Minsheng Financial Leasing Co. Ltd. for a period of up to five years, at which time we have an obligation to purchase the vessel.
(13)	The vessel is subject to a sale and leaseback transaction with a Chinese financial institution for a period of up to five years, at which time we have an obligation to purchase the vessel.
(14)	The vessel is subject to a sale and leaseback transaction with a Chinese financial institution for a period of up to seven years, at which time we have an obligation to purchase the vessel.
(15)	The market rate will be calculated according to the Container Ship Time Charter Assessment Index (ConTex) as published for a 4,250 TEU vessel for a 12 month period.
(16)	Expected to be delivered by the first half of 2023.

Corporate Information

We are incorporated under the laws of the Republic of the Marshall Islands. We maintain our principal executive offices at 7 Avenue de Grande Bretagne, Office 11B2 Monte Carlo, MC 98000 Monaco. Our telephone number at that address is (011) + (377) 9798-2140. Our website address is www.navios-mlp.com. The information on our website is not a part of this prospectus supplement or accompanying prospectus.

The Offering

Issuer	Navios Maritime Partners L.P.

Securities offered by us	Common units having an aggregate offering price of up to $75 million.

Manner of offering	A continuous offering that may be made from time to time through our sales agent. See “Plan of Distribution.”

Use of proceeds	We will use the net proceeds of approximately $73.0 million from this offering, after deducting the sales agent’s commission and our offering expenses, to fund our fleet renewal, expansion and/or for general partnership purposes.

General Partner Units	The net proceeds from the offering identified above do not include any proceeds we may receive from the sale to our General Partner of general partner units to allow it to maintain its approximate 2.0% general partner interest in us, which the General Partner has indicated its intent to do. The sale of general partner units is not part of this offering.

Risk factors	Investing in our common units involves a high degree of risk. Limited partnerships are inherently different than corporations. You should carefully consider the risk factors described under “Risk Factors” on page S-12 of this prospectus supplement, on page 5 of the accompanying prospectus, in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020 and in the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision regarding our common units.

NYSE symbol	“NMM”

RISK FACTORS

Before investing in our common units, you should carefully consider all of the information included or incorporated by reference into this prospectus. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation. When evaluating an investment in our common units, you should carefully consider the risks discussed below and those risks discussed under the caption “Risk Factors” beginning on page 5 of the accompanying prospectus, as well as the discussion of risk factors beginning on page 4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2020 and the risk factors included in our reports on Form 6-K, as applicable, that are specifically incorporated by reference into this prospectus supplement. If any of these risks were to occur, our business, financial condition, operating results or prospects could be materially adversely affected. In that case, our ability to pay distributions on our common units may be reduced, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Related to this Offering

You may experience future dilution as a result of future equity offerings and other issuances of our common units or other securities.

In order to raise additional capital, we may in the future offer additional common units or other securities convertible into or exchangeable for our common units, including convertible debt. We cannot predict the size of future issuances or sales of our common units, including those made pursuant to the continuous offering program sales agreement or in connection with future acquisitions or capital activities, or the effect, if any, that such issuances or sales may have on the market price of our common units. The issuance and sale of substantial amounts of common units, including issuance and sales pursuant to the continuous offering program sales agreement, or the announcement that such issuance and sales may occur, could adversely affect the market price of our common units. In addition, we cannot assure you that we will be able to make future sales of our common units or other securities in any other offering at a price per unit that is equal to or greater than the price per unit paid by investors in this offering, and investors purchasing units or other securities in the future could have rights that are superior to existing unitholders. The price per unit at which we sell additional common units or other securities convertible into or exchangeable for our common units in future transactions may be higher or lower than the price per unit in this offering and could adversely impact the trading price of our common units.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend such proceeds in ways that do not improve our results of operations or enhance the value of our common units. The failure by our management to apply these funds effectively could result in financial losses and cause the price of our common units to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $73.0 million from the sale of common units we are offering (which does not include our General Partner’s capital contribution to allow it to maintain its approximate 2.0% general partner interest in us), after deducting the sales agent’s commissions and estimated expenses payable by us.

We will use the net proceeds from our sale of common units covered by this prospectus and the capital contribution by our General Partner to fund our fleet renewal, expansion and/or for general partnership purposes.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020:

•	on a historical basis;

•	on an as adjusted basis to give effect to the Navios Containers Merger:

•

assuming the issuance of 8,232,789 common units at price of $23.56 per common unit, which is the closing price of our common units on the NYSE on March 31, 2021, and the capital contribution by our General Partner to maintain its approximate 2.0% general partner interest in us; and

•	assuming long-term borrowings (including current portion) of $227.4 million as of March 31, 2021.

•	on an as further adjusted basis to give effect to:

•

this offering (assuming the issuance and sale of 2,767,528 common units at the assumed public offering price of $27.10 per common unit, which is the reported sale price of our common units on the NYSE on April 7, 2021, after deducting commissions and estimated offering expenses payable by us), the capital contribution by our General Partner to maintain its approximate 2.0% general partner interest in us, and the application of the net proceeds there from; and

•

the issuance and sale of 929,349 common units for net proceeds of $21.7 million, subsequent to December 31, 2020 and as of April 6, 2021, and the capital contribution by our General Partner to maintain its approximate 2.0% general partner interest in us.

The as adjusted and as further adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of common units sold and other terms of the offering determined at the time our common units are sold pursuant to this prospectus supplement.

You should read this table in conjunction with the section entitled “Use of Proceeds” elsewhere in this prospectus supplement. The historical data in the table is derived from our condensed consolidated financial statements, which are incorporated by reference herein from our report on Form 20-F reporting operating results for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021.

	Actual		As Adjusted	As Further Adjusted
	(In thousands of U.S. dollars)
Long-term Borrowings (including current portion and excluding deferred financing fees):	$491,169	(1)	$718,603	$703,327	(1)(2)
Partners’ Capital:
Common Unitholders (11,345,187 units issued and outstanding as of December 31, 2020, 19,577,976 as adjusted and 23,274,853 as further adjusted)	652,013		845,978	940,670
General Partner (237,822 units issued and outstanding as of December 31, 2020, 405,838 as adjusted and 481,284 as further adjusted)	2,817		6,775	8,749
Total Partners’ Capital	654,830		852,753	949,419

Total Capitalization	$1,145,999		$1,571,356	$1,652,746

(1)	Long-term borrowings (including current portion) excludes deferred financing costs of $4,312 as of December 31, 2020.
(2)	Subsequent to December 31, 2020, and as of April 7, 2021, Navios Partners has repaid the amount of $73,276 and has drawdown $58,000 of long-term indebtedness.

INFORMATION REGARDING THE MARKET FOR OUR COMMON UNITS

Our common units trade on the NYSE under the symbol “NMM.” The reported sale price of our common units on April 7, 2021, was $27.10 per unit. As of March 31, 2021, we had approximately 14 holders of record of our common units. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common units held in the names of various security brokers, dealers and registered clearing agencies. As of April 7, 2021, there were approximately 20.5 million common units outstanding.

DISTRIBUTIONS

In January 2021, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the quarter ended December 31, 2020 of $0.05 per unit, which was paid on February 12, 2021.

In October 2020, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the quarter ended September 30, 2020 of $0.05 per unit, which was paid on November 13, 2020.

In July 2020, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the quarter ended June 30, 2020 of $0.05 per unit, which was paid on August 13, 2020.

In April 2020, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the quarter ended March 31, 2020 of $0.30 per unit, which was paid on May 14, 2020.

In January 2020, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the quarter ended December 31, 2019 of $0.30 per unit, which was paid on February 13, 2020.

In October 2019, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the quarter ended September 30, 2019 of $0.30 per unit, which was paid on November 14, 2019.

In July 2019, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the quarter ended June 30, 2019 of $0.30 per unit, which was paid on August 9, 2019.

In April 2019, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the quarter ended March 31, 2019 of $0.30 per unit, which was paid on May 14, 2019.

The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Partners’ cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective beneficial owners of our common units and, unless otherwise noted in the following discussion, is the opinion of Thompson Hine LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Internal Revenue Code (the “Code”), U.S. Treasury Regulations, and administrative rulings and court decisions, all as in effect or in existence on the date of this prospectus supplement and all of which are subject to change or differing interpretations by the Internal Revenue Service (the “IRS”), or a court, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of ownership of our common units to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Navios Maritime Partners L.P.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” (generally, property held for investment purposes). The following discussion does not address all aspects of U.S. federal income taxation that may be important to particular beneficial owners of common units in light of their individual circumstances, such as (i) beneficial owners of common units subject to special tax rules (e.g., banks or other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, broker-dealers, traders that elect to mark-to-market for U.S. federal income tax purposes, tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts, or former citizens or long-term residents of the United States), beneficial owners that will hold the common units as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, or beneficial owners that are accrual method taxpayers for U.S. federal income tax purposes and are required to accelerate the recognition of any item of gross income with respect to the common units as a result of such income being recognized on an applicable financial statement, (ii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes or their partners, (iii) U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, or (iv) beneficial owners of common units that own 2.0% or more (by vote or value) of our common units (including beneficial owners entitled to a “participation exemption” with respect to our common units), all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been obtained or will be requested from the IRS, regarding any matter affecting us or prospective holders of our common units. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

This discussion does not contain information regarding any state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units.

Each prospective beneficial owner of our common units should consult its own tax advisor regarding the U.S. federal, state, local, and other tax consequences of the ownership or disposition of common units.

Election to Be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not directly be subject to U.S. federal income tax on their shares of our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of common units as described below. For a further discussion of our treatment for U.S. federal income tax purposes, please see Item 3D – “Risk Factors – Risks Relating to Our Organizational Structure, Taxes and Other Legal Matters,” Item 4B – “Business Overview – Taxation of the Partnership,” and Item 10E – “Taxation of Holders – Material U.S. Federal Income Tax Considerations” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, which is incorporated by reference into this prospectus supplement.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current U.S. Treasury Regulations to be treated as a “United States person.”

Distributions

Subject to the discussion below of the rules applicable to a passive foreign investment company (a “PFIC”), any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends, which will be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its common units on a dollar-for-dollar basis, and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder held the common units for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividend received deduction with respect to distributions they receive from us. Dividends received with respect to the common units will be treated as foreign source income and generally will be treated as “passive category income” for U.S. foreign tax credit purposes.

Dividends received with respect to our common units by a U.S. Holder who is an individual, trust or estate (a “non-corporate U.S. Holder”), generally will be treated as “qualified dividend income” that is taxable to such non-corporate U.S. Holder at preferential capital gain tax rates, provided that: (i) subject to the possibility that our common units may be delisted by a qualifying exchange, our common units are traded on an “established securities market” in the United States (such as the NYSE where our common units are traded) and are “readily tradeable” on such an exchange; (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below); (iii) the non-corporate U.S. Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the non-corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a non-corporate U.S. Holder. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a U.S. Holder’s adjusted tax basis (or fair market value upon the U.S. Holder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a U.S. Holder’s adjusted tax basis (or fair market value) in a common unit. If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in the common units generally will be the U.S. Holder’s purchase price for the common units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the common units that are treated as non-taxable returns of capital (as discussed under “—Distributions” above). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition.

A corporate U.S. Holder’s capital gains, long-term and short-term, are taxed at ordinary income tax rates. If a corporate U.S. Holder recognizes a loss upon the disposition of our common units, such U.S. Holder is limited to using the loss to offset other capital gain. If a corporate U.S. Holder has no other capital gain in the tax year of the loss, it may carry the capital loss back three years and forward five years.

Long-term capital gains of non-corporate U.S. Holders are subject to the favorable tax rate of a maximum of 20.0%. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below. A non-corporate U.S. Holder may deduct a capital loss resulting from a disposition of our common units to the extent of capital gains plus up to $3,000 ($1,500 for married individuals filing separate tax returns) annually and may carry forward a capital loss indefinitely.

PFIC Status and Significant Tax Consequences

In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our common units, either:

•

at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•

at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving our rental income in the active conduct of a trade or business under the applicable rules.

Based on our current and projected methods of operations, and an opinion of counsel, we believe that we will not be a PFIC with respect to any taxable year. Our U.S. counsel, Thompson Hine LLP, is of the opinion that (1) the income we receive from the time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25.0% of our gross income for each taxable year after our initial taxable year and the value of our vessels contracted under time charters exceeds 50.0% of the average value of our assets for each taxable year after our initial taxable year, we should not be a PFIC. This opinion is based on representations and projections provided to our counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections.

Our counsel’s opinion is based principally on their conclusion that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our subsidiaries own and operate in connection with the production of such income, in particular, the vessels we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining whether we are or have been a PFIC. We expect that all of the vessels in our fleet will be engaged in time chartering activities and intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes.

Our counsel has advised us that there is a significant amount of legal authority consisting of the Code, legislative history, IRS pronouncements and rulings supporting our position that the income from our time chartering activities constitutes services income (rather than rental income). There is, however, no direct legal authority under the PFIC rules addressing whether income from time chartering activities is services income or rental income. Moreover, in a case not interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s AOD, however, is an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers.

The opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of our counsel in support of our position, there is a possibility that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, in which a U.S. Holder owned our common units, the U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, the U.S. Holder may be able to make a “mark-to-market” election with respect to our common units, as discussed below. In addition, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common units, the U.S. Holder would be required to file IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return for each year to report the U.S. Holder’s ownership of such common units. In the event a U.S. Holder does not file IRS Form 8621, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year will not close before the date which is three years after the date on which such report is filed.

It should also be noted that, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common units and any of our non-U.S. subsidiaries were also a PFIC, the U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules.

Taxation of U.S. Holders Making a Timely QEF Election

If we were to be treated as a PFIC for any taxable year, and a U.S. Holder makes a timely QEF election (any such U.S. Holder, an “Electing Holder”), the Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received any distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income.” The Electing Holder’s adjusted tax basis in our common units will be increased to reflect taxed but undistributed earnings and profits. Distributions to the Electing Holder of our earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in our common units and will not be taxed again once distributed. The Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any year. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units.

Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the U.S. Holder owned our common units and for which the U.S. Holder did not make a timely QEF election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.” However, under certain circumstances, a U.S. Holder may be permitted to make a retroactive QEF election with respect to us for any open taxable years in the U.S. Holder’s holding period for our common units in which we are treated as a PFIC. Additionally, to the extent that any of our subsidiaries is a PFIC, a U.S. Holder’s QEF election with respect to us would not be effective with respect to the U.S. Holder’s deemed ownership of the stock of such subsidiary and a separate QEF election with respect to such subsidiary would be required.

A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return. If, contrary to our expectations, we were to determine that we are treated as a PFIC for any taxable year, we would notify all U.S. Holders and would provide all necessary information to any U.S. Holder that requests such information in order to make the QEF election described above with respect to us and the relevant subsidiaries. A QEF election would not apply to any taxable year for which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless the IRS consents to the revocation of the election.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, subject to the possibility that our common units may be delisted by a qualifying exchange, our common units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the U.S. Holder’s common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. A mark-to-market election would not apply to our common units owned by a U.S. Holder in any taxable year during which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless our common units are no longer treated as “marketable stock” or the IRS consents to the revocation of the election.

Even if a U.S. Holder makes a “mark-to-market” election for one of our taxable years, if we were a PFIC for a prior taxable year during which the U.S. Holder owned our common units and for which the U.S. Holder did not make a timely mark-to-market election, the U.S. Holder would also be subject to the more adverse rules described below under “—Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.” Additionally, to the extent that any of our subsidiaries is a PFIC, a “mark-to-market” election with respect to our common units would not apply to the U.S. Holder’s deemed ownership of the stock of such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a timely QEF election or a timely “mark-to-market” election for that year (i.e., the taxable year in which the U.S. Holder’s holding period commences), whom we refer to as a “Non-Electing Holder,” would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of our common units. Under these special rules:

•	the excess distribution and any gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such common units. Additionally, to the extent that any of our subsidiaries is a PFIC, the foregoing consequences would apply to the U.S. Holder’s deemed receipt of any excess distribution on, or gain deemed realized on the disposition of, the stock of such subsidiary deemed owned by the U.S. Holder.

Controlled Foreign Corporation

Although we believe that Navios Partners was not a controlled foreign corporation (a “CFC”) as of December 31, 2020, or at any time during 2020 or thus far in 2021, tax rules enacted by the Tax Cuts and Jobs Act, including the imposition of so-called “downward attribution” for purposes of determining whether a non-U.S. corporation is a CFC, may result in Navios Partners being treated as a CFC for U.S. federal income tax purposes in the future. Currently, Navios Holdings owns approximately 18.8% of our common units indirectly through Alpha Merit Corporation and the approximately 2.1% general partner interest indirectly through Navios GP L.L.C. Through downward attribution, U.S. subsidiaries of Navios Holdings are treated as constructive owners of these equity interests for purposes of determining whether we are a CFC. If, in the future, U.S. Holders (including U.S. subsidiaries of Navios Holdings, as discussed above) that each own 10.0% or more of our equity (by vote or value) would own in the aggregate more than 50.0% of our equity (by vote or value), in each case, directly, indirectly or constructively, we would become a CFC.

The U.S. federal income tax consequences of U.S. Holders who at all times own less than 10.0% of our equity, directly, indirectly, and constructively, would not be affected were we to become a CFC. However, were we to become a CFC, any U.S. Holder who owns 10.0% or more of our equity (by vote or value), directly, indirectly, or constructively, would (but not through downward attribution) be subject to U.S. federal income tax on its pro rata share(based soley on its direct or indirect ownership of our equity) of our so-called “subpart F” income and would be subject to U.S. federal income tax reporting requirements. Income from our time chartering activities could constitute subpart F income if it were derived from passive rental activities. It is Thompson Hine’s opinion that the income we earn from our time chartering activities should not be treated as passive income, which opinion is based principally on their conclusion that such income should constitute services income, rather than rental income (See “U.S. Federal Income Taxation of U.S. Holders – PFIC Status and Significant Tax Consequences”). Accordingly, we believe that the income we earn from our time chartering activities should not be treated as subpart F income and thus no such U.S. Holder should be subject to U.S. federal income tax on such income. If, contrary to our belief discussed above, the income we earn from our time chartering activities were treated as passive income, it is unclear whether such income would nonetheless be excluded from Subpart F income for so long as we qualify for the Section 883 exemption (See Item 4B – “Business Overview – “Taxation of the Partnership – The Section 883 Exemption” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020). In this regard, the IRS has taken the position, in Revenue Ruling 87-15, that income which is exempt from U.S. federal income tax under Section 883 is not excluded from subpart F income. If, consistent with Thompson Hine’s opinion, the income from our time chartering activities were not treated as passive income, a U.S. Holder who owns 10.0% or more of our equity (by vote or value), directly, indirectly or constructively, may be subject to U.S. federal income tax (with respect to solely the direct or indirect ownership of our equity) on none, part or all of such income under the global intangible low-taxed income regime (commonly referred to as “GILTI”). Any U.S. Holder of Navios Partners that owns 10.0% or more (by vote or value), directly, indirectly, or constructively, of the equity of Navios Partners should consult its own tax advisor regarding U.S. federal income tax consequences that may result from Navios Partners being treated as a CFC.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” (or “undistributed net investment income,” in the case of an estate or trust) for a taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include dividends paid with respect to our common units and net gain attributable to the disposition of our common units not held in connection with certain trades or businesses, but will be reduced by any deductions properly allocable to such income or net gain.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a “Non-U.S. Holder.”

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business (and a corporate Non-U.S. Holder may also be subject to U.S. federal branch profits tax). However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units may be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding (currently at a rate of 24%), if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or corporate distributions required to be reported on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A U.S. Holder generally is required to certify its compliance with the backup withholding rules on IRS Form W-9.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by filing a U.S. federal income tax return with the IRS.

Individual U.S. Holders (and to the extent specified in applicable U.S. Treasury Regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold “specified foreign financial assets,” including our common units, whose aggregate value exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable Treasury Regulations) are required to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. Specified foreign financial assets would include, among other things, our common units, unless such common units are held in an account maintained by a U.S. “financial institution” (as defined). Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury Regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders should consult their own tax advisors regarding their reporting obligations.

MARSHALL ISLANDS TAX CONSEQUENCES

The following discussion is based upon the opinion of Reeder & Simpson P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands and the current laws of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Marshall Islands, and because all documentation related to this offering will be executed outside of the Marshall Islands, no offering will be made in the Marshall Islands and because you are not a citizen or resident of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Marshall Islands to file a tax return relating to your ownership of common units.

OTHER TAX JURISDICTIONS

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece are subject to duties towards the Greek state which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel.

EACH PROSPECTIVE UNITHOLDER MUST CONSULT HIS OWN TAX, LEGAL AND OTHER ADVISORS REGARDING THE CONSEQUENCES OF OWNERSHIP OF COMMON UNITS UNDER THE UNITHOLDER’S PARTICULAR CIRCUMSTANCES.

SALES AGENT

S. Goldman Capital LLC is acting as sales agent for the offering to which this prospectus relates. Subject to the terms and conditions stated in the continuous offering program sales agreement, dated the date of this prospectus, we may issue and sell our common units having aggregate sales proceeds of up to $75,000,000 from time to time through the sales agent, as our sales agent for the offer and sale of the common units, or to the sales agent, for resale.

PLAN OF DISTRIBUTION

We have entered into a continuous offering program sales agreement with S. Goldman Capital LLC, or the sales agent, relating to our common units offered by this prospectus. In accordance with the terms of the continuous offering program sales agreement, we may issue and sell our common units having aggregate sales proceeds of up to $75,000,000 from time to time through the sales agent, as our sales agent for the offer and sale of the common units, or to the sales agent, for resale. The sales, if any, of the common units made under the continuous offering program sales agreement will be deemed to be “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, and will be made through the sales agent acting as sales agent or directly to the sales agent acting as principal, and will be made by means of ordinary brokers’ transactions on the NYSE, the existing trading market for our common units, or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. As sales agent, the sales agent will not engage in any transactions that stabilize the price of our common units.

From time to time during the term of the continuous offering program sales agreement, in connection with the sales agent acting as our agent, we may deliver a transaction notice to the sales agent proposing a selling period and specifying, with respect to the selling period, terms such as the number (or aggregate sales proceeds) of our common units to be sold and the minimum price below which sales may not be made. Upon acceptance of such a transaction notice from us, and subject to the terms and conditions of the continuous offering program sales agreement, if acting as agent, the sales agent agrees to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such common units on such terms. We or the sale agent then acting as our agent may suspend the offering of our common units at any time upon proper notice to the other, subject to the other conditions contained in the continuous offering program sales agreement, upon which the selling period will immediately terminate.

The sales agent will provide written confirmation to us following the close of trading on the NYSE each day in which our common units are sold by it as agent for us under the continuous offering program sales agreement. Each confirmation will include the number of common units sold on that day, the gross sales price per share and the net proceeds to us. We will report at least quarterly, commencing with our report for the period ending June 30, 2021, the number of common units sold through the sales agent under the continuous offering program sales agreement, the proceeds to us (before expenses) and the compensation paid by us to the sale agent in connection with such sales of our common units.

Settlement for sales of our common units is generally anticipated to occur on the third trading day following the date on which any sales were made in return for payment of the net proceeds to us, unless we agree otherwise with the sales agent in connection with a particular transaction. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Sales of our common units as contemplated by this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agent may agree upon.

Under the terms of the continuous offering program sales agreement, we may also sell our common units to the sales agent as principal for its own accounts at prices agreed upon at the time of sale. If we sell our common units to the sales agent as principal, we will enter into a separate terms agreement with the sales agent.

We will pay the sales agent a commission, or allow a discount, for its services in acting as agent and/or principal in the sale of common units, equal to 2.5% of the gross sales price per unit of all common units sold through it as agent under the continuous offering program sales agreement, unless the parties otherwise agree. We have agreed to reimburse the sales agent for certain expenses in certain circumstances. We estimate that the total expenses of the offering payable by us, including commissions or discounts payable or provided to the sales agent under the continuous offering program sales agreement and our reimbursement of the sales agent’s expenses in certain circumstances, will be approximately $2.0 million.

In connection with the sale of our common units hereunder, the sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to it may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain civil liabilities, including liabilities under the Securities Act.

The sales agent and its affiliates have provided in the past to us and our affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the sales agent and its affiliates may effect transactions for their own account or the account of customers and hold on behalf of themselves or their customers long or short positions in our debt or equity securities or loans, and may do so in the future. Certain affiliates of the sales agent are lenders under our credit facility. To the extent that we use a portion of the net proceeds of this offering to repay borrowings outstanding under our credit facility, those affiliates will receive their proportionate share of any amount of the credit facility that is repaid with the net proceeds from this offering.

Purchases made pursuant to the continuous offering program sales agreement may be terminated by the sales agent at any time in certain circumstances, including our failure to maintain a listing of our common units on the NYSE or the occurrence of a material adverse change in our company.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. Our General Partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and the directors and officers of our General Partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and the directors and officers of our General Partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors, our General Partner, our subsidiaries or the directors and officers of our General Partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed the Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960, to accept service of process on our behalf in any such action.

Reeder & Simpson P.C., our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (i) recognize or enforce against us, our General Partner or our General Partner’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (ii) impose liabilities against us, our directors, our General Partner or our General Partner’s directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS

The validity of the common units offered hereby and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Reeder & Simpson P.C. Certain other legal matters will be passed upon for us by Thompson Hine LLP, New York, New York. Certain matters with respect to this offering will be passed upon for the sales agent by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Thompson Hine LLP and Fried, Frank, Harris, Shriver & Jacobson LLP may rely on the opinion of Reeder & Simpson P.C. for all matters of Marshall Islands law. Fried, Frank, Harris, Shriver & Jacobson LLP has performed legal services for Navios Holdings and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following table sets forth costs and expenses, other than any sales agent commissions, we expect to incur in connection with the issuance and distribution of the common units covered by this prospectus. Other than the SEC registration fee set forth in the base prospectus, all amounts are estimated.

Legal fees and expenses	50,000
Accounting fees and expenses	30,000
Printing costs	30,000
Transfer agent fees and other	10,000

Total	$120,000

PROSPECTUS

$500,000,000

NAVIOS MARITIME PARTNERS L.P.

COMMON UNITS

REPRESENTING LIMITED PARTNERSHIP INTERESTS

DEBT SECURITIES

We may, from time to time, in one or more offerings, offer and sell up to $500,000,000 aggregate principal amount of common units and/or debt securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement. Our common units are listed on the New York Stock Exchange under the symbol “NMM.” On April 29, 2020, the last reported sales price of our common units on the New York Stock Exchange was $7.36 per common unit.

Investing in our common units involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is May 12, 2020.

.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference into this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

As used in this prospectus, references to “Navios Maritime Partners L.P.,” “the Company,” “we,” “our,” “us” and similar terms refer to Navios Maritime Partners Limited Partnership.

References in this prospectus to “Navios Holdings” refer to Navios Holdings and its subsidiaries, provided, however, it shall not include Navios Maritime Partners L.P. to the extent it may otherwise be deemed a subsidiary. References in this prospectus to “Navios Shipmanagement” refer to Navios Shipmanagement Inc. (an affiliate of our general partner) that manages the commercial and technical operation of our fleet pursuant to a management agreement and provides administrative services to us pursuant to an administrative services agreement. References in this prospectus supplement to our “IPO” refer to our initial public offering, which was consummated on November 16, 2007.

This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. We are not making offers to sell our common units or any other securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S. $500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

This prospectus provides a general description of the securities we may offer. We may provide specific terms of securities to be offered in one or more supplements to this prospectus. We may also provide a specific plan of distribution for any securities to be offered in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information as described below under the heading “Incorporation of Certain Information by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus, any prospectus supplement, or any free writing prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

The following is only a summary. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus (beginning on page 5) and in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein. Unless otherwise indicated, all data regarding our fleet and the terms of our charters in this prospectus is as of April 30, 2020.

Business Overview

Navios Maritime Partners L.P. is a publicly traded master limited partnership that owns and operates container and dry cargo vessels, which was formed on August 7, 2007, under the laws of the Republic of the Marshall Islands by Navios Holdings, a vertically integrated seaborne shipping and logistics company with over 55 years of operating history in the drybulk shipping industry. Navios GP L.L.C., our then general partner, a wholly-owned subsidiary of Navios Holdings, was also formed on that date to act as the then general partner of Navios Partners. Currently, our general partner is Olympos Maritime Ltd. and holds a 2.1% general partner interest in Navios Partners.

Our Fleet

Navios Partners controls 20 Panamax vessels, 14 Capesize vessels, 4 Ultra-Handymax vessels and 10 Containerships, including 2 Panamax bareboat charter-in vessels, which are expected to be delivered by the first half of 2021. Our fleet of dry cargo vessels has an average age of 10.9 years for drybulk vessels and containerships, which approximates the current industry average of about 10.2 years for drybulk vessels and 12.8 years for containerships, respectively (both industry averages as of April 1, 2020). Panamax vessels are highly flexible vessels capable of carrying a wide range of dry cargo commodities, including iron ore, coal, grain and fertilizer and being accommodated in most major discharge ports, while Capesize vessels are primarily dedicated to the carriage of iron ore and coal. Ultra-Handymax vessels are similar to Panamax vessels although with less carrying capacity and generally have self-loading and discharging gear on board to accommodate undeveloped ports. Containerships are specifically constructed to transport containerized cargo. We may from time to time purchase additional vessels, including vessels from Navios Holdings and other affiliates.

We generate revenues by charging our customers for the use of our vessels to transport their dry cargo commodities. In general, the vessels in our fleet are chartered-out under time charters, which range in length from one to twelve years at inception. From time to time, we operate vessels in the spot market until the vessels have been chartered under long-term charters.

The following table provides summary information about our fleet as of April 29, 2020:

Owned Drybulk Vessels	Type	Built	Capacity (DWT)	Charter-Out Rate(1)	Index(2)	Expiration Date(3)
Navios Soleil	Ultra-Handymax	2009	57,337	$8,788	No	May 2020
Navios La Paix	Ultra-Handymax	2014	61,485	$—	111% average BSI 58 10TC	August 2020
Navios Christine B	Ultra-Handymax	2009	58,058	$—	100% average BSI 58 10TC	January 2021
First I	Ultra-Handymax	2009	58,735	$—	—	Spot
Navios Hyperion	Panamax	2004	75,707	$—	100% average BPI 4TC	August 2021
Navios Alegria	Panamax	2004	76,466	$—	99.5% average BPI 4TC	March 2022
Navios Orbiter	Panamax	2004	76,602	$—	100% average BPI 4TC	December 2021
Navios Helios	Panamax	2005	77,075	$—	100% average BPI 4TC	September 2021
Navios Sun	Panamax	2005	76,619	$9,818	No	December 2020
				$—	100% average BPI 4TC	December 2021
Navios Hope	Panamax	2005	75,397	$10,010	No	January 2021
				$—	100% average BPI 4TC	January 2022
Navios Sagittarius(6)	Panamax	2006	75,756	$9,500	No	December 2020
Navios Harmony	Panamax	2006	82,790	$10,925	No	June 2020
Navios Prosperity I	Panamax	2007	75,527	$9,500	No	January 2021
Navios Libertas	Panamax	2007	75,511	$8,550	No	February 2021
Navios Altair I	Panamax	2006	74,475	$8,075	No	February 2021
Navios Symmetry	Panamax	2006	74,381	$7,125	No	May 2020
Navios Apollon I	Panamax	2005	87,052	$—	113% average BPI 4TC	August 2020
Navios Sphera	Panamax	2016	84,872	$—	120% average BPI 4TC	March 2021
Navios Camelia	Panamax	2009	75,162	$9,500	No	January 2021
Navios Anthos	Panamax	2004	75,798	$9,500	No	January 2021

Navios Azalea	Panamax	2005	74,759		$—	—	Spot
Navios Beaufiks(7)	Capesize	2004	180,310		$—	100% average BCI 5TC	March 2021
Navios Symphony	Capesize	2010	178,132		$—	100% average BCI 5TC	March 2021
Navios Fantastiks(8)	Capesize	2005	180,265		$21,650	No	March 2023
Navios Aurora II	Capesize	2009	169,031		$—	95.25% average BCI 5TC	February 2021
Navios Pollux	Capesize	2009	180,727		$—	100% of pool earnings	June 2020
Navios Sol(9)	Capesize	2009	180,274		$—	110% average BCI 5TC	March 2021
Navios Fulvia	Capesize	2010	179,263		$—	100% average BCI 5TC	June 2021
Navios Buena Ventura Navios Melodia	Capesize Capesize	2010 2010	179,259 179,132	$ $	— 29,356	101% average BCI 5TC Profit sharing 50% above $37,500/day based on Baltic Exchange Capesize TC Average	March 2021 September 2022
Navios Luz	Capesize	2010	179,144		$—	100% average BCI 5TC	February 2021
Navios Ace(10)	Capesize	2011	179,016		$—	109% average BCI 5TC	March 2021
Navios Aster	Capesize	2010	179,314		$—	105% average BCI 5TC	March 2021
Navios Joy	Capesize	2013	181,389		$—	113% average BCI 5TC	March 2021
Navios Mars	Capesize	2016	181,259		$22,610	No	February 2022

Chartered-in vessel	Type	Built	Capacity (DWT)	Charter-Out Rate(1)		Index(2)	Expiration Date(3)
Navios Libra	Panamax	2019	82,011		$12,431	No	July 2020
					$—	125% average BPI 4TC	September 2021

Chartered-in vessel to be delivered	Type	Built	Capacity (DWT)	Charter-Out Rate(1)		Index(2)	Expiration Date(3)(4)
Navios TBN1	Panamax	2021	81,000		$—	No	—
Navios TBN2	Panamax	2021	81,000		$—	No	—

Owned Containerships	Type	Built	TEU	Charter-Out Rate(1)		Index(2)	Expiration Date(3)
Hyundai Hongkong(5)	Containership	2006	6,800		$30,119	No	December 2023
Hyundai Singapore(5)	Containership	2006	6,800		$30,119	No	December 2023
Hyundai Tokyo(5)	Containership	2006	6,800		$30,119	No	December 2023
Hyundai Shanghai(5)	Containership	2006	6,800		$30,119	No	December 2023
Hyundai Busan(5)	Containership	2006	6,800		$30,119	No	December 2023
Esperanza N	Containership	2008	2,007		$—	—	Spot
Protostar N	Containership	2007	2,741		$10,863	No	May 2020
					$8,641	No	August 2020
Harmony N	Containership	2006	2,824		$9,875	No	May 2020
Castor N	Containership	2007	3,091		$11,702	No	June 2020
Solar N	Containership	2006	3,398		$11,400	No	June 2020

(1)	Daily charter-out rate per day, net of commissions.
(2)	Index rates exclude commissions.
(3)

Charter expiration dates shown reflect expected redelivery date based on the midpoint of the full redelivery period in the charter agreement, unless otherwise noted and excluding Navios Partners’ extension options, not declared yet.

(4)	Expected to be delivered in the first half of 2021.
(5)	Upon acquisition, the vessels are fixed on ten/twelve year charters with Navios Partners’ option to terminate after year seven.
(6)	The vessel is subject to a sale and leaseback transaction for a period of up to three years, at which time Navios Partners has an obligation to purchase the vessel.
(7)	The vessel is subject to a sale and leaseback transaction for a period of up to five years, at which time Navios Partners has an obligation to purchase the vessel.
(8)	The vessel is subject to a sale and leaseback transaction for a period of up to six years, at which time Navios Partners has an obligation to purchase the vessel.
(9)	The vessel is subject to a sale and leaseback transaction for a period of up to ten years, at which time Navios Partners has an obligation to purchase the vessel.
(10)	The vessel is subject to a sale and leaseback transaction for a period of up to eleven years, at which time Navios Partners has an obligation to purchase the vessel.

Corporate Information

Navios Maritime Partners L.P. (“Navios Partners” or the “Company”), is an international owner and operator of dry cargo and container vessels, formed on August 7, 2007 under the laws of the Republic of the Marshall Islands. Navios GP L.L.C., a wholly owned subsidiary of Navios Maritime Holdings Inc. (“Navios Holdings”), was also formed on that date to act as the then general partner of Navios Partners. Currently, our general partner is Olympos Maritime Ltd. (the “General Partner”) and holds a 2.1% general partner interest in Navios Partners.

Navios Partners is engaged in the seaborne transportation services of a wide range of dry cargo commodities including iron ore, coal, grain, fertilizer and also containers, chartering its vessels under medium to longer-term charters. The operations of Navios Partners are managed by Navios Shipmanagement Inc., (the “Manager”), from its offices in Piraeus, Greece, Singapore and Monaco.

Pursuant to the initial public offering (“IPO”) on November 16, 2007, Navios Partners entered into the following agreements:

(a)	a management agreement with the Manager (the “Management Agreement”), pursuant to which the Manager provides Navios Partners commercial and technical management services;

(b)	an administrative services agreement with the Manager (the “Administrative Services Agreement”), pursuant to which the Manager provides Navios Partners administrative services; and

(c)

an omnibus agreement with Navios Holdings (the “Omnibus Agreement”), governing, among other things, when Navios Partners and Navios Holdings may compete against each other as well as rights of first offer on certain drybulk carriers.

In August 2019, Navios Holdings announced that it sold certain assets, including its ship management division and the general partnership interest in Navios Partners to N Shipmanagement Acquisition Corp. and related entities (“NSM”), affiliated with our Chairman and Chief Executive Officer.

As of April 30, 2020, there were 10,987,679 outstanding common units and 230,524 general partnership units. Navios Holdings currently owns an 18.8% common unit interest in Navios Partners and Olympos Maritime Ltd. holds the general partner interest of 2.1%.

We maintain our principal executive offices at 7, Avenue de Grande Bretagne, Office 11B2 Monte Carlo MC 98000 Monaco. Our telephone number at that address is (011) + (377) 9798-2140. The company contact person, for inquiries pertaining to this prospectus, is Mr. Todd E. Mason, reachable at the mailing address of Thompson Hine LLP, 335 Madison Ave., New York, NY 10017, at the email address todd.mason@thompsonhine.com, or at the phone number +1 (212) 908-3946. Our website address is www.navios-mlp.com. The information on our website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before investing in any securities offered pursuant to this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading “Item 3.D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale. These factors should be considered in conjunction with any other information included or incorporated by reference herein or which may be provided supplementally with this prospectus, including in conjunction with forward-looking statements made herein. See “Where You Can Find Additional Information.”.

FORWARD-LOOKING STATEMENTS

This Prospectus should be read in conjunction with the consolidated financial statements and accompanying notes included in this prospectus.

Statements included in this prospectus which are not historical facts (including our statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate as described in this prospectus. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	our ability to make cash distributions on our common units;

•	our future financial condition or results of operations and our future revenues and expenses;

•	future levels of operating surplus and levels of distributions, as well as our future cash distribution policy;

•	our current and future business and growth strategies and other plans and objectives for future operations;

•	future charter hire rates and vessel values;

•	the repayment of debt;

•	our ability to access debt and equity markets;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	future supply of, and demand for, dry cargo commodities;

•	increases in interest rates;

•	our ability to maintain long-term relationships with major commodity traders, operators and liner companies;

•	our ability to leverage the scale, experience, reputation and relationships of Navios Holdings and our Manager;

•	our continued ability to enter into long-term, fixed-rate time charters;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charters;

•	timely purchases and deliveries of newbuilding vessels;

•	future purchase prices of newbuildings and secondhand vessels;

•	our ability to compete successfully for future chartering and newbuilding opportunities;

•	our future financial condition or results of operations and our future revenues and expenses, including revenues from any profit sharing arrangements, and required levels of reserves;

•	potential liability and costs due to environmental, safety and other incidents involving our vessels;

•	our track record, and past and future performance, in safety, environmental and regulatory matters;

•

our anticipated incremental general and administrative expenses as a publicly traded limited partnership and our expenses under the management agreement, as amended (the “Management Agreement”) and the administrative services agreement (the “Administrative Services Agreement”) with the Manager and for reimbursements for fees and costs of our general partner;

•	estimated future maintenance and replacement capital expenditures;

•	future sales of our common units in the public market;

•	a lack of sufficient cash to pay the quarterly distribution on our common units;

•	the cyclical nature of the international dry cargo and container shipping industry;

•	fluctuations in charter rates for dry cargo carriers and containerships;

•	the number of newbuildings currently under construction;

•	changes in the market values of our vessels and the vessels for which we have purchase options;

•	an inability to expand relationships with existing customers and obtain new customers;

•	the loss of any customer or charter or vessel;

•	the aging of our fleet and resultant increases in operations costs;

•	damage to our vessels;

•	global economic outlook and growth and changes in general economic and business conditions;

•	general domestic and international political conditions, including wars, pandemics, terrorism and piracy;

•	public health threats, such as the COVID-19, influenza and other highly contagious diseases or viruses;

•	increases in costs and expenses, including but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements and our ability to obtain insurance and required certifications;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

•

the changes to the regulatory requirements applicable to the shipping industry, including, without limitation, stricter requirements adopted by international organizations, such as the International Maritime Organization and the European Union, or by individual countries or charterers and actions taken by regulatory authorities and governing such areas as safety and environmental compliance;

•	the anticipated taxation of our partnership and our unitholders;

•	expected demand in the dry cargo shipping sector in general and the demand for our Panamax, Capesize, Ultra-Handymax and Container vessels in particular;

•	our ability to retain key executive officers;

•	customers’ increasing emphasis on environmental and safety concerns;

•	changes in the availability and costs of funding due to conditions in the bank market, capital markets and other factors; and

•	other factors detailed from time to time in our periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”).

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those set forth below, as well as those risks discussed in “Item 3.D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale.

The risks and assumptions are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including vessel acquisitions and other capital expenditure opportunities.

We have not determined the amounts we plan to spend for any particular purpose or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2019.

The historical data in the table is derived from our consolidated financial statements, which are incorporated by reference herein from our Annual Report on Form 20-F reporting operating results for the year ended December 31, 2019.

As of December 31, 2019 (In thousands of U.S. dollars)
Total Long-term Borrowings, net (including current portion and excluding deferred financing fees) (1)(2):	$494,366
Partner’s Capital:
Common Unitholders (10,987,679 units issued and outstanding as of December 31, 2019)	723,720
General Partner (3) (230,524 units issued and outstanding as of December 31, 2019)	4,299
Total Partners’ Capital	728,019

Total Capitalization	$1,222,385

(1)	Long-term borrowings (including current portion) excludes deferred financing costs of $5,338 as of December 31, 2019.
(2)	Subsequent to December 31, 2019 and as of April 28, 2020, Navios Partners has repaid the amount of $23,621 of long-term indebtedness.
(3)

The number of general partner units is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common units outstanding divided by 98.0%) by the general partner’s 2.0% general partner interest as of December 31, 2019.

INFORMATION REGARDING THE MARKET FOR OUR COMMON UNITS

Market Information

Our common units are traded on the NYSE under the symbol “NMM.” Our common units trade on the New York Stock Exchange under the symbol “NMM.” The last reported sale price for our common units on April 29, 2020 was $7.36.

Holders of Common Units

As of April 29, 2020, we had approximately 19 holders of record of our common units. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common units whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

Distributions

The following table sets forth, for the periods indicated, the approximate amounts of cash distributions that we have declared and paid:

Distributions for Quarter Ended	Amount of Cash Distributions	Cash Distributions per Unit
December 31, 2019	$3.4 million	$0.30 per unit
September 30, 2019	$3.4 million	$0.30 per unit
June 30, 2019	$3.4 million	$0.30 per unit
March 31, 2019	$3.4 million	$0.30 per unit
December 31, 2018	$3.5 million	$0.30 per unit
September 30, 2018	$3.4 million	$0.30 per unit
June 30, 2018	$3.4 million	$0.30 per unit
March 31, 2018	$3.4 million	$0.30 per unit

There is no guarantee that we will pay the quarterly distribution on the common units in any quarter. The amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement. We are prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default exists, under our existing credit facilities.

Quarterly distributions were paid by the Company through September 2015. For the quarter ended December 31, 2015, the Company’s board of directors determined to suspend payment of the Company’s quarterly distributions in order to preserve cash and improve our liquidity. In March 2018, the Company’s board of directors announced a new distribution policy under which it intends to declare quarterly cash distributions in the amount of $0.30 per unit, or $1.20 annually. The Company announced the first quarterly distribution of $0.30 per unit for the first quarter of 2018, which was paid on May 14, 2018 to all unitholders of record as of May 10, 2018. The aggregate amount of the declared distribution was $3.4 million.

During the years ended December 31, 2019, 2018 and 2017 the aggregate amount of cash distribution paid was $13.6 million, $10.3 million and $0, respectively.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common units; and/or

•	debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

COMMON UNITS

The Units

The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement.

For a description of the relative rights and privileges of holders of common units in and to partnership distributions, please read the section “Our Cash Distribution Policy and Restrictions on Distributions” herein. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement” in the prospectus dated November 12, 2007 included in our registration statement on Form F-1, as amended, initially filed with the SEC on October 26, 2007.

Transfer Agent and Registrar

Duties

Continental Stock Transfer & Trust Company serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, executive officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units. Until a common unit has been transferred on our books, we and the transfer agent may treat the recordholder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

The debt securities we may offer and sell pursuant to this prospectus will be either senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of any series of debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be issued with original issue discount.

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt; the terms of the subordination of any series of subordinated debt; the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common units or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common units or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•

issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the Republic of Marshall Islands, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is the responsibility of the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

We may enter into a continuous offering program or equity distribution agreement with a broker-dealer, under which we may offer and sell our common units from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of securities, if any, will be made by means of ordinary brokers’ transactions on the NYSE at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell securities to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell securities to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General: Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will continue to receive quarterly distributions from us. Beginning with the quarter ending December 31, 2015, our board of directors elected to suspend distributions on our common units in order to preserve cash and improve our liquidity. In March 2018, the Company’s board announced a new distribution policy under which it intends to declare quarterly cash distributions in the amount of $0.30 per unit, or $1.20 annually. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Although during the subordination period, with certain exceptions, our partnership agreement could not be amended without the approval of non-affiliated common unitholders, our partnership agreement can be amended with the approval of a majority of the outstanding common units after the subordination period has ended. Upon the closing of the IPO, Navios Holdings did not own any of our outstanding common units and owned 100.0% of our outstanding subordinated units.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement.

•

Under Section 51 of the Marshall Islands Limited Partnership Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to decreases in net revenues or increases in operating expenses, principal and interest payments on outstanding debt, tax expenses, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

•

Our distribution policy is affected by restrictions on distributions under our credit facilities or other debt instruments. Specifically, our credit facilities contain material financial tests that must be satisfied and we will not pay any distributions that will cause us to violate our credit facilities or other debt instruments. Should we be unable to satisfy these restrictions included in our credit facilities or if we are otherwise in default under our credit facilities, our ability to make cash distributions to unitholders, notwithstanding our cash distribution policy, would be materially adversely affected.

•

If we make distributions out of capital surplus, as opposed to operating surplus, such distributions will constitute a return of capital and will result in a reduction in the minimum quarterly distribution and the target distribution levels. We do not anticipate that we will make any distributions from capital surplus.

Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable partnership and limited liability company laws and other laws and regulations.

Quarterly Distribution

There is no guarantee that we will pay the quarterly distribution on the common units in any quarter. The amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement. We are prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default exists, under our existing credit facilities.

Quarterly distributions were paid by the Company through September 2015. For the quarter ended December 31, 2015, the Company’s board of directors determined to suspend payment of the Company’s quarterly distributions in order to preserve cash and improve our liquidity. In March 2018, the Company’s board of directors announced a new distribution policy under which it intends to declare quarterly cash distributions in the amount of $0.30 per unit, or $1.20 annually. The Company announced the first quarterly distribution of $0.30 per unit for the first quarter of 2018, which was paid on May 14, 2018 to all unitholders of record as of May 10, 2018. The aggregate amount of the declared distribution was $3.4 million.

In July 2018, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended June 30, 2018 of $0.30 per unit. The distribution was paid on August 10, 2018 to all unitholders of common and general partner units of record as of August 7, 2018. The aggregate amount of the declared distribution was $3.4 million.

In October 2018, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended September 30, 2018 of $0.30 per unit. The distribution was paid on November 14, 2018 to all unitholders of common and general partner units of record as of November 7, 2018. The aggregate amount of the declared distribution was $3.4 million.

In January 2019, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended December 31, 2018 of $0.30 per unit. The distribution was paid on February 14, 2019 to all unitholders of common and general partner units of record as of February 11, 2019. The aggregate amount of the declared distribution was $3.5 million.

In April 2019, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended March 31, 2019 of $0.30 per unit. The distribution was paid on May 14, 2019 to all unitholders of common and general partner units of record as of May 10, 2019. The aggregate amount of the declared distribution was $3.4 million.

In July 2019, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended June 30, 2019 of $0.30 per unit. The distribution was paid on August 9, 2019 to all unitholders of common and general partner units of record as of August 6, 2019. The aggregate amount of the declared distribution was $3.4 million.

In October 2019, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended September 30, 2019 of $0.30 per unit. The distribution was payable on November 14, 2019 to all unitholders of common and general partner units of record as of November 7, 2019. The aggregate amount of the declared distribution was $3.4 million.

In January 2020, the Board of Directors of Navios Partners authorized its quarterly cash distribution for the three month period ended December 31, 2019 of $0.30 per unit. The distribution was payable on February 13, 2020 to all unitholders of common and general partner units of record as of February 11, 2020. The aggregate amount of the declared distribution was $3.4 million.

During the years ended December 31, 2019, 2018 and 2017 the aggregate amount of cash distribution paid was $13.6 million, $10.3 million and $0, respectively.

Incentive Distribution Rights

The following description of our incentive distribution rights reflects such rights and the indicated levels are achieved, of which there can be no assurance. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from Operating Surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Navios GP L.L.C. currently holds the incentive distribution rights, but may transfer these rights, provided the transferee agrees to be bound by the terms of the partnership agreement. The following table illustrates the percentage allocations of the additional available cash from Operating Surplus among the unitholders, our general partner and the holder of our incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the holders in any available cash from Operating Surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from Operating Surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the holders for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner assume that our general partner maintains its 2% general partner interest.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Common Unitholders	Incentive Distribution Right Holder	General Partner
Minimum Quarterly Distribution	up to $5.25	98%	—	2%
First Target Distribution	up to $6.0375	98%	—	2%
Second Target Distribution	above $6.0375 up to $6.5625	85%	13%	2%
Third Target Distribution	above $6.5625 up to $7.875	75%	23%	2%
Thereafter	above $7.875	50%	48%	2%

In August 2019, Navios Holdings sold the general partnership interests in the Company to N Shipmanagement Acquisition Corp. and related entities, an entity affiliated with the Company’s Chairman and Chief Executive Officer. The incentive distribution rights remained with Navios GP L.L.C.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective beneficial owners of our common units and, unless otherwise noted in the following discussion, is the opinion of Thompson Hine LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Internal Revenue Code (the “Code”), U.S. Treasury Regulations, and administrative rulings and court decisions, all as in effect or in existence on the date of this prospectus filing and all of which are subject to change or differing interpretations by the Internal Revenue Service (“IRS”) or a court, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of ownership of our common units to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Navios Maritime Partners L.P.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” (generally, property held for investment purposes). The following discussion does not address all aspects of U.S. federal income taxation which may be important to particular beneficial owners of common units in light of their individual circumstances, such as (i) beneficial owners of common units subject to special tax rules (e.g., banks or other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, broker-dealers, traders that elect to mark-to-market for U.S. federal income tax purposes, tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts, or former citizens or long-term residents of the United States) or to beneficial owners that will hold the common units as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, (ii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes or their partners, (iii) U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar or (iv) beneficial owners of common units that own 2.0% or more (by vote or value) of our common units, all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been obtained or will be requested from the IRS, regarding any matter affecting us or holders of our common units. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

This discussion does not contain information regarding any state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units.

Each prospective beneficial owner of our common units should consult its own tax advisor regarding the U.S. federal, state, local, and other tax consequences of the ownership or disposition of common units.

Election to Be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not directly be subject to U.S. federal income tax on their shares of our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of common units as described below. For a further discussion of our treatment for U.S. federal income tax purposes, please see pages 30 to 32, 57 to 59, and 109 to 114 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference into this prospectus.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that:

•	is an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (i) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current U.S. Treasury Regulations to be treated as a “United States person.”

Distributions

Subject to the discussion below of the rules applicable to a passive foreign investment company (a “PFIC”), any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends, which will be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its common units on a dollar-for-dollar basis, and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder held the common units for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividend received deduction with respect to distributions they receive from us. Dividends received with respect to the common units will be treated as foreign source income and generally will be treated as “passive category income” for U.S. foreign tax credit purposes.

Dividends received with respect to our common units by a U.S. Holder who is an individual, trust or estate (a “non-corporate U.S. Holder”) generally will be treated as “qualified dividend income” that is taxable to such non-corporate U.S. Holder at preferential capital gain tax rates, provided that: (i) subject to the possibility that our common units may be delisted by a qualifying exchange, our common units are traded on an “established securities market” in the United States (such as the NYSE where our common units are traded) and are “readily tradeable” on such an exchange; (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below); (iii) the non-corporate U.S. Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the non-corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a non-corporate U.S. Holder. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a U.S. Holder’s adjusted tax basis (or fair market value upon the U.S. Holder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a U.S. Holder’s adjusted tax basis (or fair market value) in a common unit. If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in the common units generally will be the U.S. Holder’s purchase price for the common units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the common units that are treated as non-taxable returns of capital (as discussed under “Distributions” above). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition.

A corporate U.S. Holder’s capital gains, long-term and short-term, are taxed at ordinary income tax rates. If a corporate U.S. Holder recognizes a loss upon the disposition of our common units, such U.S. Holder is limited to using the loss to offset other capital gain. If a corporate U.S. Holder has no other capital gain in the tax year of the loss, it may carry the capital loss back three years and forward five years.

Long-term capital gains of non-corporate U.S. Holders are subject to the favorable tax rate of a maximum of 20%. In addition, a 3.8% tax may apply to certain investment income. See “Medicare Tax” below. A non-corporate U.S. Holder may deduct a capital loss resulting from a disposition of our common units to the extent of capital gains plus up to $3,000 ($1,500 for married individuals filing separate tax returns) annually and may carry forward a capital loss indefinitely.

PFIC Status and Significant Tax Consequences

In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our common units, either:

•

at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•

at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving our rental income in the active conduct of a trade or business under the applicable rules. Furthermore, the U.S. Department of Treasury issued proposed regulations in July 2019 that impact these tests, and the proposed regulations may be finalized in 2020.

Based on our current and projected methods of operations, and an opinion of counsel, we believe that we will not be a PFIC with respect to any taxable year. Our U.S. counsel, Thompson Hine LLP, is of the opinion that (1) the income we receive from the time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25.0% of our gross income for each taxable year after our initial taxable year and the value of our vessels contracted under time charters exceeds 50.0% of the average value of our assets for each taxable year after our initial taxable year, we should not be a PFIC. This opinion is based on representations and projections provided to our counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections.

Our counsel’s opinion is based principally on their conclusion that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our subsidiaries own and operate in connection with the production of such income, in particular, the vessels we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining whether we are or have been a PFIC. We expect that all of the vessels in our fleet will be engaged in time chartering activities and intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes.

Our counsel has advised us that there is a significant amount of legal authority consisting of the Code, legislative history, IRS pronouncements and rulings supporting our position that the income from our time chartering activities constitutes services income (rather than rental income). There is, however, no direct legal authority under the PFIC rules addressing whether income from time chartering activities is services income or rental income. Moreover, in a case not interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s AOD, however, is an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers.

The opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of our counsel in support of our position, there is a possibility that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year in which a U.S. Holder owned our common units, the U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, the U.S. Holder may be able to make a “mark-to-market” election with respect to our common units, as discussed below. In addition, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common units, the U.S. Holder would be required to file IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return for each year to report the U.S. Holder’s ownership of such common units. In the event a U.S. Holder does not file IRS Form 8621, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year will not close before the date which is three years after the date on which such report is filed.

It should also be noted that, if we were treated as a PFIC for any taxable year in which a U.S. Holder owned our common units and any of our non-U.S. subsidiaries were also a PFIC, the U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules.

Taxation of U.S. Holders Making a Timely QEF Election

If we were to be treated as a PFIC for any taxable year, and a U.S. Holder makes a timely QEF election (any such U.S. Holder, an “Electing Holder”), the Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received any distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income.” The Electing Holder’s adjusted tax basis in our common units will be increased to reflect taxed but undistributed earnings and profits. Distributions to the Electing Holder of our earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in our common units and will not be taxed again once distributed. The Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any year. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units.

Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the U.S. Holder owned our common units and for which the U.S. Holder did not make a timely QEF election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.” However, under certain circumstances, a U.S. Holder may be permitted to make a retroactive QEF election with respect to us for any open taxable years in the U.S. Holder’s holding period for our common units in which we are treated as a PFIC. Additionally, to the extent that any of our subsidiaries is a PFIC, a U.S. Holder’s QEF election with respect to us would not be effective with respect to the U.S. Holder’s deemed ownership of the stock of such subsidiary and a separate QEF election with respect to such subsidiary would be required.

A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return. If, contrary to our expectations, we were to determine that we are treated as a PFIC for any taxable year, we would notify all U.S. Holders and would provide all necessary information to any U.S. Holder that requests such information in order to make the QEF election described above with respect to us and the relevant subsidiaries. A QEF election would not apply to any taxable year for which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless the IRS consents to the revocation of the election.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, subject to the possibility that our common units may be delisted by a qualifying exchange, our common units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the U.S. Holder’s common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. A mark-to-market election would not apply to our common units owned by a U.S. Holder in any taxable year during which we are not a PFIC, but would remain in effect with respect to any subsequent taxable year for which we are a PFIC, unless our common units are no longer treated as “marketable stock” or the IRS consents to the revocation of the election.

Even if a U.S. Holder makes a “mark-to-market” election for one of our taxable years, if we were a PFIC for a prior taxable during which the U.S. Holder owned our common units and for which the U.S. Holder did not make a timely mark-to-market election, the U.S. Holder would also be subject to the more adverse rules described below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.” Additionally, to the extent that any of our subsidiaries is a PFIC, a “mark-to-market” election with respect to our common units would not apply to the U.S. Holder’s deemed ownership of the stock of such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a timely QEF election or a timely “mark-to-market” election for that year (i.e., the taxable year in which the U.S. Holder’s holding period commences), whom we refer to as a “Non-Electing Holder,” would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution ( i.e. , the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of our common units. Under these special rules:

•	the excess distribution and any gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such common units. Additionally, to the extent that any of our subsidiaries is a PFIC, the foregoing consequences would apply to the U.S. Holder’s deemed receipt of any excess distribution on, or gain deemed realized on the disposition of, the stock of such subsidiary deemed owned by the U.S. Holder.

Controlled Foreign Corporation

Although we believe that Navios Partners was not a controlled foreign corporation (a “CFC”) as of December 31, 2019, or at any time during 2019, tax rules recently enacted by the Tax Cuts and Jobs Act, including the imposition of so-called “downward attribution” for purposes of determining whether a non-U.S. corporation is a CFC, may result in Navios Partners being treated as a CFC for U.S. federal income tax purposes in the future. Currently, Navios Holdings owns 18.8% of our common units indirectly through Alpha Merit Corporation. Olympos Maritime Ltd., holds the general partner interest of 2.1%. Through downward attribution, U.S. subsidiaries of Navios Holdings are treated as constructive owners of these equity interests for purposes of determining whether we are a CFC. If, in the future, U.S. Holders (including U.S. subsidiaries of Navios Holdings, as discussed above) that each own 10% or more of our equity (by vote or value) would own in the aggregate more than 50% of our equity (by vote or value), in each case, directly, indirectly or constructively, we should become a CFC.

The U.S. federal income tax consequences of U.S. holders who at all times own less than 10% of our equity, directly, indirectly, and constructively, should not be affected were we to become a CFC. However, were we to become a CFC, any U.S. Holder who owns 10% or more of our equity (by vote or value), directly, indirectly, or constructively (but not through downward attribution), should be subject to U.S. federal income tax on its pro rata share of our so-called “subpart F” income and should be subject to U.S. federal income tax reporting requirements. Income from our time chartering activities could constitute subpart F income if it were derived from passive rental activities. But, Thompson Hine’s opinion that the income we earn from our time chartering activities should not be treated as passive income is based principally on their conclusion that such income should constitute services income, rather than rental income (see U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences). So, we believe that the income we earn from our time chartering activities should not be treated as subpart F income and thus no such U.S. Holder should be subject to U.S. federal income tax on such income, regardless of whether IRS’s position that the Section 883 exemption does not apply to subpart F income is correct. If, contrary, to our belief discussed above, the income we earn from our time chartering activities were treated as subpart F income, it is unclear whether such income would nonetheless be exempted from U.S. federal income tax for so long as we qualify for the Section 883 exemption (see Taxation of the Partnership—The Section 883 Exemption). In this regard, the IRS has taken the position in Revenue Ruling 87-15 that the Section 883 exemption does not cause subpart F income to be exempted from U.S. federal income tax. Any U.S. Holder of Navios Partners that owns 10% or more (by vote or value), directly, indirectly, or constructively, of the equity of Navios Partners should consult its own tax advisor regarding U.S. federal tax consequences that may result from Navios Partners being treated as a CFC.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include dividends paid with respect to our common units and net gain attributable to the disposition of our common units not held in connection with certain trades or businesses, but will be reduced by any deductions properly allocable to such income or net gain.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a “Non-U.S. Holder”.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business (and a corporate Non-U.S. Holder may also be subject to U.S. federal branch profits tax). However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units may be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding (currently at a rate of 24%), if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or corporate distributions required to be reported on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A U.S. Holder generally is required to certify its compliance with the backup withholding rules on IRS Form W-9.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by filing a U.S. federal income tax return with the IRS.

Individual U.S. Holders (and to the extent specified in applicable U.S. Treasury Regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold “specified foreign financial assets,” including our common units, whose aggregate value exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable Treasury Regulations) are required to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. Specified foreign financial assets would include, among other things, our common units, unless such common units are held in an account maintained by a U.S. “financial institution” (as defined). Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury Regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders should consult their own tax advisors regarding their reporting obligations.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Reeder & Simpson P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

EACH UNITHOLDER IS URGED TO CONSULT HIS OWN TAX, LEGAL AND OTHER ADVISORS REGARDING THE CONSEQUENCES OF OWNERSHIP OF COMMON UNITS UNDER THE UNITHOLDER’S PARTICULAR CIRCUMSTANCES.

LEGAL MATTERS

Reeder & Simpson P.C., Marshall Islands counsel, will provide us with an opinion as to the legal matters in connection with the securities we are offering. Unless otherwise specified in a prospectus supplement, the validity of the debt securities will be passed upon for us by Thompson Hine LLP. In connection with particular offerings of debt securities in the future, the validity of those debt securities also may be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions and the financial advisory fee, in connection with this offering, which we will be required to pay.

U.S. Securities and Exchange Commission registration fee	$47,460.53
Financial Industry Regulatory Authority, Inc. filing fee	*
Financial Industry Regulatory Authority, Inc. filing fee	*
NYSE listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent fees	*
Miscellaneous	*

Total	$47,460.53

*	Amounts to be provided in a prospectus supplement or in a Current Report on Form 6-K subsequently incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2019, filed on April 1, 2020 (the “Form 20-F”);

•

all subsequent reports on Form 20-F shall be deemed to be incorporated by reference into this prospectus and deemed to be part hereof after the date of this prospectus but before the termination of the offering by this prospectus;

•

our reports on Form 6-K furnished to the SEC subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus, only to the extent that the forms expressly state that we incorporate them by reference in this prospectus; and

•

the description of our common units contained in our Registration Statement on Form 8-A filed on November 7, 2007, including any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference into this prospectus, but not delivered with this prospectus. You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Vasiliki (Villy) Papaefthymiou

Secretary

Navios Maritime Partners L.P.

7, Avenue de Grande Bretagne, Office 11B2

Monte Carlo MC 98000 Monaco

(011) + (377) 9798-2140

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of common units. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 75 days after the end of such quarter.

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

Documents may also be inspected at the offices of the Financial Industry Regulatory Authority at 1735 K Street, Washington, D.C. 20006.

Information provided by the Company

We will furnish holders of our common units with annual reports containing audited financial statements and corresponding reports by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Operating and Financial Review and Prospects” section for the relevant periods. As a “foreign private issuer,” we were exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rule of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition as a “foreign issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

This prospectus is only part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules:

•	without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

ENFORCEABILITY OF CIVIL LIABILITIES AND

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors, our general partner, our subsidiaries or the directors and officers of our general partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed the Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960, to accept service of process on our behalf in any such action.

Reeder & Simpson P.C., our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of the Marshall Islands would (1) recognize or enforce against us, our general partner or our general partner’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our directors, our general partner or our general partner’s directors and officers in original actions brought in the Marshall Islands, based on these laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

Common Units

Navios Maritime Partners L.P.

Representing Limited Partnership Interests

Having an Aggregate Offering Price of up to $75,000,000

PROSPECTUS SUPPLEMENT

S. Goldman Capital LLC

April 9, 2021